Exhibit 99.2

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Announces the Election of

John W. Clark to its Board of Directors

Costa Mesa, Calif., September 28, 2012 – GLOBENEWSWIRE. Pacific Mercantile Bancorp (NASDAQ: PMBC). Raymond E. Dellerba, President and CEO of Pacific Mercantile Bancorp (the “Company”), announced today that on September 26, 2012, John W. Clark was elected as a member of the Company’s Board of Directors. Mr. Clark also has been appointed as a member of the Board of Directors of the Company’s wholly-owned banking subsidiary, Pacific Mercantile Bank. “Mr. Clark brings to the Board a wealth of finance and management expertise, as well as accounting experience to the Company,” stated Mr. Dellerba. “We are very fortunate to have Mr. Clark, a well-respected member of the business community, join our Boards,” concluded President Dellerba.

Mr. Clark is, and since 1995 has been, a partner in Westar Capital, LLC, a private investment firm engaged primarily in the business of providing capital to acquire established growth companies in partnership with the managements of those companies. Mr. Clark also serves on the boards of several Westar portfolio companies. The founder of Westar is George L. Argyros, who also is a member of the Company’s Board of Directors. From 1990 until he joined Westar Capital in 1995, Mr. Clark was a private investor. Prior to 1990, Mr. Clark held management positions at both large and small manufacturing companies as well as professional service firms, including as the President and CEO of a metal and electronic components producer for military and commercial products. Earlier in his career, Mr. Clark was founder and managing partner of a CPA practice, which was later merged into Ernst & Young’s predecessor firm, where he served as the Managing Partner of its Orange County, California office. Mr. Clark received his Bachelor of Science degree in Business from the University of Southern California and is a Certified Public Accountant.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp, which is a publicly traded company with its shares listed on the Nasdaq Stock Market under the trading symbol, “PMBC”, is the parent holding company of Pacific Mercantile Bank. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System which provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank, which opened for business on March 1, 1999, had total assets exceeding $1 billion as of September 30, 2011.The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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